Exhibit 99.3

Question and Answer Sheet
Investor Presentations
February 27, 2006

Q.	Your bank opened a lot of new checking accounts last year. How does it look for 2006?

A.	We are currently on track to open approximately 18,000 new checking accounts in 2006.

Q.	How many checking accounts did your bank service at the end of 2005?

A.	We serviced approximately 89,000 checking accounts.

Q.	What do you think your core deposit growth will be in 2006?

A.	We believe our core deposit growth will be between 8% and 12%.

Q.	What is your company’s average loan size?

A.	Our average commercial loan is approximately $500,000.

Q.	How do you plan to attract new deposits in 2006?

A.
We are implementing a year long deposit campaign that will motivate our bankers to grow our core deposits. We should spend approximately $100,000 on incentive type payments during 2006 for this deposit growth.

Q.	What do you think your investment in the Charleston market will be over the next 18 months?

A.	We are estimating expenses to be approximately $1,000,000 over the next twelve to eighteen months.

Q.	What is the asset/liability management posture of your current balance sheet?

A.	At the current time we are slightly asset sensitive; but not as asset sensitive as we were 12 to 24 months ago.

Q.	What is your target for return on equity?

A.	Historically, our company has a 12% to 15% return on equity. We believe this is a good target range for a growth company like ours.

Q.	Have you had a lot of employee turnover?

A.	We had approximately 15% turnover in 2005, which is lower than most banks.

Q.	What do you expect in organic loan growth?

A.
We believe the company will experience total loan growth of 13% to 15 % by the end of 2006 for loans held on the balance sheet. We expect to shift some residential mortgage lending to the secondary market.

Q.	What is the expectation for your company’s efficiency ratio?

A.	Traditionally, our ratio has been around 64% to 65%. Over several years we would like to see this ratio move towards the lower sixties or even lower.